Exhibit 12 Statement re computation of ratios
	Six Months Ended July 31,		Fiscal Years Ended
	2000	1999	2000	1999	1998	1997	1996
Income before income taxes	4,709	3,835**	9,083	7,323	5,719	4,877	4,359
Capitalized interest	(29)	(20)	(57)	(41)	(33)	(44)	(50)
Minority interest	(54)	(67)	(170)	(153)	(78)	(27)	(13)
Adjusted profit before tax*	4,627	3,748	8,856	7,129	5,608	4,806	4,296

Fixed charges
Debt interest	536	251	756	529	555	629	692
Capital lease interest	138	131	266	268	229	216	196
Capitalized interest	29	20	57	41	33	44	50
Interest component of rent	232	265	458	523	477	449	425
Total fixed expense	935	667	1,537	1,361	1,294	1,338	1,363

Profit before taxes and fixed expenses	5,561	4,415	10,393	8,490	6,902	6,144	5,659

Fixed charge coverage	5.95	6.62	6.76	6.24	5.33	4.59	4.15

*  Does not include the cumulative effect of accounting change recorded by the
   Company in Fiscal 2000

** Restated to reflect the impact on the six months ended July 31, 1999 of the accounting change recorded by the Company in fiscal 2000.